     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998.

                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                              HSBC AMERICAS, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                                  22-1093160
(State or other jurisdiction of incorporation or                 (I.R.S. Employer Identification No.)
                  organization)

                               ------------------
                           ONE MARINE MIDLAND CENTER
                            BUFFALO, NEW YORK 14203
                                 (716) 841-2424
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

             PHILIP S. TOOHEY, ESQ.                                     JAMES F. MUNSELL, ESQ.
          GENERAL COUNSEL AND SECRETARY                           CLEARY, GOTTLIEB, STEEN & HAMILTON
               HSBC AMERICAS, INC.                                         ONE LIBERTY PLAZA
            ONE MARINE MIDLAND CENTER                                  NEW YORK, NEW YORK 10006
             BUFFALO, NEW YORK 14203                                        (212) 225-2000
                 (716) 841-2473

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                               ------------------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                  AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF EACH CLASS OF                   TO BE              OFFERING PRICE           AGGREGATE          REGISTRATION
       SECURITIES TO BE REGISTERED              REGISTERED            PER UNIT(2)         OFFERING PRICE(2)          FEE
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities..........................          (1)                    (1)                    (1)                 (1)
Preferred Stock..........................
-------------------------------------------------------------------------------------------------------------------------------
TOTAL....................................    $750,000,000(3)              100%             $750,000,000(3)       $151,285(4)
===============================================================================================================================

(1) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. In no event will the aggregate initial offering price of the Debt Securities and Preferred Stock issued under this registration statement exceed $750,000,000. Securities registered hereby may be sold separately, together or in units with other securities registered hereunder.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3) Subject to note (1) above, there is being registered an indeterminate amount of all of the types of securities being registered hereunder that will be offered and sold by affiliates of the Corporation, including HSBC Securities, Inc., in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale.
(4) $200,000,000 of securities registered under the Registrant's Registration Statement No. 333-5801 are being carried forward to this Registration Statement. A filing fee of $172,414 for $500,000,000 of securities was previously paid with the earlier Registration Statement. Two-fifths of such amount, $69,965, is being offset against the registration fee payable hereunder pursuant to Rule 429 of the Securities Act of 1933.
                               ------------------

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), the Prospectus included in this Registration Statement also relates to the Debt Securities and Preferred Stock previously registered under the Registrant's Registration Statement on Form S-3 (No. 333-5801). This Registration Statement also constitutes Post-Effective Amendment No. 1 to HSBC Americas, Inc.'s Registration Statement on Form S-3 (No. 333-5801).
                               ------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY
NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL
THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                  SUBJECT TO COMPLETION -- DATED MAY 27, 1998

PROSPECTUS

                                  [HSBC  LOGO]
                               ------------------
                                DEBT SECURITIES
                                PREFERRED STOCK

    HSBC Americas, Inc. (the "Corporation") intends to issue from time to time in one or more series up to $750,000,000 in aggregate initial offering price of
(i) debt securities, which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities"; and collectively with the Senior Securities, the "Debt Securities") and (ii) shares of preferred stock (the "Preferred Stock"). The Debt Securities and Preferred Stock offered hereby (collectively, the "Securities") may be offered, separately or as units with other Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement").
                               ------------------
    The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation. The Subordinated Securities will be subordinate to all existing and future Senior Indebtedness of the Corporation (as defined herein). The maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or insolvency of the Corporation or receivership of the Corporation's principal subsidiary, Marine Midland Bank (the "Bank").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement, together with the terms of the offering of the Securities and the initial price and net proceeds to the Corporation from the sale thereof. The Prospectus Supplement will include the following information with respect to the Securities, where applicable: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, denomination, maturity, priority, rate of interest (which may be variable or fixed), time of payment of interest, terms for optional redemption or repayment by the Corporation or any holder, the initial public offering price, any stock exchange listings, any special provisions related to Debt Securities issued as medium-term notes, original issue discount securities or other special terms and the designation of the Trustee, Security Registrar and Paying Agent, (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, terms of any dividend, liquidation, redemption, voting and other rights, any stock exchange listings, and the initial public offering price and (iii) in the case of all Securities, whether such Securities are being offered separately or as a unit with other Securities. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE CORPORATION AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE CORPORATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.
                               ------------------

    The Securities may be sold by the Corporation directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. The Corporation expects that any such agents, managing underwriters or underwriters in the United States may include HSBC Securities, Inc. or other affiliates of the Corporation. If underwriters or agents are involved in any offering of the Securities, the names of the underwriters or agents will be set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealer is involved in any offering of the Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement, and the net proceeds to the Corporation from such offering will be the public offering price of such Securities less such discount in the case of an offering though an underwriter or such commission in the case of an offering through an agent, and less, in each case, the other expenses of the Corporation associated with the issuance and distribution of such Securities.

    The Corporation or one or more of its subsidiaries may from time to time purchase or acquire a position in the Securities and may at its option, hold, resell, cancel or exercise, if applicable, such Securities. HSBC Securities, Inc. expects to offer and sell previously issued Securities in the course of its business as a broker-dealer and may act as principal or agent in such transactions. In addition, this Prospectus may be used by HSBC Securities, Inc. or other affiliates of the Corporation in connection with offers and sales related to market-making activities. HSBC Securities, Inc. or such affiliates may act as principal or agent in any such transactions which will be made at negotiated prices related to the prevailing market prices at the time of sale.

    This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

                  The date of this Prospectus is May 27, 1998.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER OR AGENT. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

UNLESS OTHERWISE INDICATED, CURRENCY AMOUNTS IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT ARE STATED IN U.S. DOLLARS ("$," "DOLLARS," "U.S. DOLLARS," OR "U.S. $").

                             AVAILABLE INFORMATION

     The Corporation is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained upon written request to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Corporation. Certain securities of the Corporation are listed on the New York Stock Exchange ("NYSE"), and such reports and other information concerning the Corporation also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Corporation has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission pursuant to Sections 12 or 13 of the Exchange Act:

          1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K").

          2. The Corporation's Report on Form 10-Q for the quarter ended March 31, 1998.

          3. The description of the Corporation's Preferred Stock contained in the Corporation's registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the accompanying Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE CORPORATION WILL PROVIDE UPON REQUEST AND WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WRITTEN REQUESTS SHOULD BE DIRECTED TO MANAGER, TREASURY TRANSACTIONS, HSBC AMERICAS, INC., ONE MARINE MIDLAND CENTER, 21ST FLOOR, BUFFALO, NEW YORK 14203. TELEPHONE REQUESTS MAY BE DIRECTED TO MANAGER, TREASURY TRANSACTIONS AT (716) 841-4175.

                                THE CORPORATION

     HSBC Americas, Inc. (the "Corporation"), formerly Marine Midland Banks, Inc., is a New York state-based bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). At March 31,1998, the Corporation, together with its subsidiaries, had assets of $32.2 billion, deposits of $24.1 billion, shareholders' equity of $2.0 billion and employed approximately 9,500 full and part time employees.

     The Corporation is an indirect wholly-owned subsidiary of HSBC Holdings plc ("HSBC"). HSBC, with assets of approximately $472 billion at December 31, 1997 and net income of approximately $5.5 billion for the year ended December 31, 1997, is one of the world's largest banking groups. HSBC, the ultimate parent company of The Hongkong and Shanghai Banking Corporation Limited and Midland Bank plc, is an international banking and financial services organization with major commercial and investment banking franchises operating under long established names in Asia, Europe, the Americas and the Middle East. The principal executive offices of HSBC are located in London.

     The Corporation's principal subsidiary, the Bank, which had assets of $31.9 billion and deposits of $25.1 billion at March 31, 1998, is supervised and routinely examined by the State of New York Banking Department and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Bank is a regional bank with 382 branches creating a distinctive geographic franchise which encompasses the entire state of New York. Selected banking products, including credit cards and asset based lending, are offered on a national basis. The Bank is engaged in a general commercial banking business, offering a full range of banking products and services to individuals, corporations, institutions and governments. Through its affiliation with HSBC, the Bank offers its customers access to global markets and services. In turn, the Bank plays a role in the delivery and processing of other HSBC products.

     Effective March 1, 1997, the Corporation acquired CTUS Inc. ("CTUS"), a unitary thrift holding company, for $676 million in cash. CTUS owned First Federal Savings and Loan Association of Rochester ("First Federal"), a thrift institution which had $7.0 billion in assets and deposits of $4.4 billion. On the date of acquisition, the operations of First Federal were merged with those of the Bank.

     On December 31, 1996, the Corporation acquired the institutional U.S. dollar clearing activity of Morgan Guaranty Trust Company of New York. The Bank assumed $0.9 billion in deposit liabilities and acquired a like amount of federal funds sold. In June 1996, the Bank acquired $1.1 billion in selected assets and assumed $1.2 billion in deposits of East River Savings Bank.

     A more complete description of these acquisitions, including pro forma and other financial information relating thereto, is set out in the 1997 10-K.

                     COMPETITION AND INDUSTRY CONSOLIDATION

     The Corporation and its subsidiaries face competition in all of the markets they serve, competing with other major financial institutions, including commercial banks, investment banks, savings and loan associations, credit unions, consumer finance companies, money market funds and other non-banking institutions, such as insurance companies, major retailers, brokerage firms, and investment companies in New York, throughout the United States and internationally. One of the principal methods of competing effectively in the financial services industry is to improve customer service through the quality and range of services available, easing access to facilities and pricing. One outgrowth of this competitive environment has been a significant number of consolidations in the banking industry both on a national and regional level, partially in response to changes in the regulatory framework governing banks' interstate activities. See "Supervision and Regulation." The Corporation engages on an ongoing basis in reviewing and discussing possible acquisitions of financial institutions, as well as banking and other assets in order to expand its business. The Corporation intends to continue to explore acquisition opportunities as they arise in order to take advantage of the continuing consolidation in the banking industry.

         CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
            FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The Corporation's ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements are set forth below for the periods indicated.

                                                THREE MONTHS
                                                    ENDED                 YEARS ENDED DECEMBER 31,
                                              -----------------       --------------------------------
                                              3/31/98   3/31/97       1997   1996   1995   1994   1993
                                              -------   -------       ----   ----   ----   ----   ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits............   3.32      3.83         3.05   4.03   3.35   1.48   0.00
  Including Interest on Deposits............   1.68      1.83         1.66   1.83   1.55   1.17   0.58
Earnings to Combined Fixed Charges and
  Preferred Stock Dividend Requirements:
  Excluding Interest on Deposits............   3.32      3.70         3.03   3.84   3.19   1.43   0.00
  Including Interest on Deposits............   1.68      1.81         1.66   1.80   1.53   1.16   0.57

     Fixed charges exceeded earnings by $212 million in 1993, while earnings exceeded fixed charges in 1994, 1995, 1996 and 1997 by $85 million, $336 million, $549 million and $662 million, respectively. Fixed charges and Preferred Stock dividends exceeded earnings by $218 million in 1993, while earnings exceeded fixed charges and Preferred Stock dividends in 1994, 1995, 1996 and 1997 by $79 million, $329 million, $540 million and $660 million, respectively.

     For purposes of computing both the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income (loss) before the cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year. No tax adjustments were made in loss years.

                           SUPERVISION AND REGULATION

GENERAL

     The Corporation and the Bank are subject to extensive federal and state supervision and regulation in the United States. Banking laws and regulations of the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the State of New York Banking Department govern most aspects of their business, including deposit reserve requirements, investments, loans, check clearing activities, issuance of securities, payment of dividends, branching, nonbanking activities and numerous other matters. As a consequence of the extensive regulation of commercial banking activities in the United States, the business of the Corporation and the Bank is particularly susceptible to changes in federal and state legislation and regulations, which changes may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.

REGULATION OF THE CORPORATION

  FEDERAL RESERVE BOARD REGULATION

     The Corporation is a bank holding company within the meaning of the BHCA and, as such, is subject to comprehensive supervision, regulation and examination by the Federal Reserve Board. The Corporation is required to file annual reports and other information with the Federal Reserve Board relating to its activities and the activities of its direct and indirect subsidiaries.

     The Federal Reserve Board has significant supervisory and regulatory authority over the Corporation and its affiliates. The Federal Reserve Board requires bank holding companies to maintain certain levels of capital, substantially similar to the risk-based capital and leverage ratio requirements for commercial banks described in "--Regulation of the Bank -- Capital Standards" below. The Federal Reserve Board also has the authority to take enforcement action against any bank holding company that commits any unsafe or unsound practice, or violates certain laws, regulations or conditions imposed in writing by the Federal Reserve Board.

  ACQUISITIONS

     The BHCA, the federal Bank Merger Act and applicable state banking laws generally regulate acquisitions of and investments involving bank holding companies and commercial banks. Under the BHCA, a company generally must obtain the prior approval of the Federal Reserve Board before it exercises a controlling influence over, or acquires directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. The Corporation generally would be required to obtain the prior approval of the Federal Reserve Board and possibly applicable state banking regulators before it acquired, merged with or consolidated with any bank or bank holding company. Similarly, any company that sought to acquire, merge or consolidate with the Corporation would be required to obtain the approval of the Federal Reserve Board and the State of New York Banking Department.

     As a bank holding company, the Corporation is prohibited (with limited exceptions) from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank holding company and from engaging directly or indirectly in activities other than banking, managing banks, or providing services to affiliates of the holding company. However, under the BHCA and Federal Reserve Board regulations, a bank holding company generally may engage in, or acquire voting shares of companies engaged in, activities that the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. To be permissible, the benefits to the public of such a proposed activity must outweigh the possible adverse effects associated with such activity.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits a bank holding company, with Federal Reserve Board approval, to acquire banks located in states other than the bank holding company's home state without regard to whether the transaction is permitted under state law, but subject to any state law requirement that the banks to be acquired have been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the acquisition, control no more than 10% of the total amount of deposits of insured depository institutions in the United States and (if the acquiring bank holding company has an insured depository institution with any branch in the same state as the bank to be acquired) no more than 30% of such deposits in that state (or such lesser or greater amount set by state law). In addition, the Riegle-Neal Act provides that national banks and state banks with different home states are permitted to merge across state lines with the approval of the appropriate federal banking agency, unless the home state of a participating bank passed legislation between the date of enactment of the Riegle-Neal Act and May 31, 1997 expressly prohibiting interstate mergers. A bank also may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through de novo branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger.

     The merger of the Bank with another bank would require the approval of the Federal Reserve Board or other federal bank regulatory authority and, if the surviving bank is a New York state-chartered bank, the New York Superintendent of Banks.

     In reviewing bank acquisition and merger applications, the bank regulatory authorities consider, among other things, the competitive effect of the transaction, financial and managerial issues including the capital position of the combined organization, and convenience and needs factors, including the applicant's record under the Community Reinvestment Act of 1977, as amended (the "CRA").

  DIVIDENDS AND TRANSACTIONS BETWEEN AFFILIATES

     The Federal Reserve Board generally prohibits a bank holding company from declaring or paying a cash dividend that would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect the bank holding company's financial position. The Federal Reserve Board's policy is that a bank holding company should not pay cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition.

     Transactions between the Corporation and its subsidiaries are subject to a number of other restrictions. Federal Reserve Board policies forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Additionally, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit, sale or lease of property, or furnishing of services. Subject to certain exceptions, subsidiary banks of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance or letter of credit on behalf of, an affiliate only if the aggregate of such a bank's transactions with any one affiliate do not exceed 10% of the bank's capital stock and surplus and all such transactions in the aggregate do not exceed 20% of the bank's capital stock and surplus. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices. In general, the Corporation may borrow from a subsidiary bank only if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, the Corporation may not sell a low-quality asset to a subsidiary bank.

  SOURCE OF STRENGTH

     The Federal Reserve Board has adopted a policy of requiring each bank holding company to serve as a source of financial strength to its subsidiary banks. If the Bank were to experience either significant loan losses or rapid growth in loans or deposits, or some other event resulting in a depletion or deterioration of capital accounts were to occur, the Corporation might be compelled by the Federal Reserve Board to invest additional capital in an amount sufficient to return the Bank's capital accounts to a satisfactory level. Such additional investment may be required at times when, absent the policy of the Federal Reserve Board, the Corporation would not be able or willing to provide such investment.

  FAIR LENDING AND OTHER REGULATIONS

     Commercial banking organizations, other insured depository institutions and mortgage bankers are subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations. In addition to substantive penalties and corrective measures that may be required for violation of such laws, the federal banking agencies may take compliance with such laws into account when regulating and supervising other activities. The Federal Reserve Board may not approve applications to acquire the voting shares of another insured depository institution based on incorrect reporting of home mortgage lending data, and the possibility that applicants may have engaged in discriminatory treatment of minorities in mortgage lending in violation of the Equal Credit Opportunity Act.

REGULATION OF THE BANK

  REGULATION AND SUPERVISION

     As a New York state-chartered bank, the Bank is regulated, supervised and regularly examined by the State of New York Banking Department. The Bank is also a member of the Federal Reserve System and, as such, is subject to regulations, supervision and regular examinations by the Federal Reserve Board. Under New York and federal banking law, the Bank is subject to various restrictions on and requirements regarding its operations and administration, including the establishment and maintenance of branch offices, capital and reserve requirements, deposits and borrowings, investment and lending activities, payment of dividends and numerous other matters. The deposits of the Bank are insured by the FDIC and subject to relevant FDIC regulations.

  CAPITAL STANDARDS

     The Federal Reserve Board and other federal banking agencies have established risk-based capital adequacy guidelines for commercial banks and (with certain differences) bank holding companies. These risk-based capital guidelines are consistent with the Bank for International Settlements' so-called "Basle Accord" on international bank capital standards. The guidelines are intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations both for on-balance sheet assets and for transactions that are recorded as off-balance sheet items, such as letters of credit and recourse arrangements. Under the risk-based capital guidelines, nominal amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages ranging from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as business loans.

     A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off-balance sheet items. The regulators measure risk-adjusted assets and off-balance sheet items against both Tier 1 capital and total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital). Tier 1 capital generally consists of common stock, retained earnings, noncumulative perpetual preferred stock (and, in the case of bank holding companies, limited amounts of cumulative preferred stock) and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital may consist of cumulative preferred stock, term preferred stock, certain other instruments with some characteristics of equity, and limited amounts of term subordinated debt and allowance for loan losses. The inclusion of various elements of Tier 2 capital are subject to certain requirements and limitations. The Federal Reserve Board and the other federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance sheet items (a "Total Capital Ratio") of 8%, and a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance sheet items (a "Tier 1 Capital Ratio") of 4%.

     In addition to risk-based capital requirements, the Federal Reserve Board and other federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total (unweighted) balance sheet assets, referred to as the "Leverage Ratio." For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the Leverage Ratio must be at least 3%; all other banking organizations are expected to maintain minimum ratios at least 100 to 200 basis points above this (i.e., minimum Leverage Ratios in the range of 4% to 5%). In addition to these uniform risk-based capital guidelines and leverage ratio requirements that apply across the industry, the federal banking regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios. The Federal Reserve Board has not imposed any individual capital requirements on the Corporation or the Bank.

     Under a supplement to the international Basle Accord and capital adequacy guidelines of U.S. federal banking regulators, beginning December 31, 1997, banks and bank holding companies with significant trading activities also are required to measure and hold capital for exposure to general market risk arising from fluctuations in interest rates, equity prices, foreign exchange rates and commodity prices and exposure to specific risk associated with debt and equity positions in the organization's trading portfolio. General market risk and specific risk exposures are to be measured by internal risk models or a standardized model agreed upon by the Bank for International Settlements.

     The Corporation and the Bank are in compliance with current federal capital adequacy requirements. The following tables present the capital ratios for the Corporation and the Bank as of March 31, 1998, under Federal Reserve Board guidelines.

                 CAPITAL RATIO                   HSBC AMERICAS, INC.    MARINE MIDLAND BANK
                 -------------                   -------------------    -------------------
Total Capital..................................        13.12%                 11.55%
Tier 1.........................................         9.18%                  8.33%
Leverage.......................................         6.71%                  6.06%

  PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act ("FDIA") and made revisions to several other federal banking statutes.

     Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five tiers of institutions: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, a bank is defined to be well capitalized if it maintains a Total Capital Ratio of at least 10%, a Tier 1 Capital Ratio of at least 6% and a Leverage Ratio of at least 5% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is generally considered to be adequately capitalized if it is not well capitalized but meets all of its minimum capital requirements, i.e., if it has a Total Capital Ratio of 8% or greater, a Tier 1 Capital Ratio of 4% or greater and a Leverage Ratio of 4% or greater. A bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below any such measure, and critically undercapitalized if it maintains a level of tangible equity capital equal to or less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if the appropriate federal banking agency determines that an unsound condition or an unsafe or unsound banking practice warrants such treatment (although an institution may not be treated as "critically undercapitalized" unless its capital ratio actually warrants such treatment). At each successive lower capital category, a bank is subject to more restrictions.

     FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions also are subject to restrictions on borrowing from the Federal Reserve System. Depository institutions that are not well capitalized are subject to restrictions on receipt of brokered deposits. In addition, bank regulators can be expected to restrain acquisitions and new activities by bank holding companies and banks that are not well capitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. For an undercapitalized depository institution's capital restoration plan to be acceptable, its holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. In the event of the parent holding company's bankruptcy, such guarantee would take priority over the parent's general unsecured creditors. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     As of March 31, 1998, the Bank was categorized as "well capitalized" under Federal Reserve Board regulations.

     In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by a federal banking agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a bank holding company's inability to serve as a source of strength to its subsidiary banks could serve as an additional basis for a regulatory action against the bank holding company.

  RESTRICTIONS ON DIVIDENDS

     The Corporation's funds for cash distributions to shareholders and payments to debt holders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The Corporation's primary banking subsidiary, the Bank, is subject to dividend limitations under the Federal Reserve Act and New York state banking laws. Under these statutes, prior regulatory approval is required for dividends in any year that would exceed the Bank's net profits for such year combined with retained net profits for the prior two years. The Bank is also prohibited from paying a dividend in an amount greater than "undivided profits then on hand" less "bad debts" (generally loans six months or more past due). As noted above, FDICIA also generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) if the depository institution would thereafter be undercapitalized.

     In addition to these statutory tests, the Bank's primary federal regulator, the Federal Reserve Board, could prohibit a dividend if it determines that the payment would constitute an unsafe or unsound banking practice. The Federal Reserve Board has indicated that, generally, dividends should be paid by a bank only to the extent of earnings from continuing operations.

  DEPOSIT INSURANCE ASSESSMENTS

     The Bank is subject to FDIC deposit insurance assessments. As required by FDICIA, the FDIC adopted a risk-based premium schedule to determine the assessment rates for most FDIC-insured depository institutions. Effective January 1, 1997, under the schedule, the premiums range from zero to $0.27 for every $100 of deposits. Each financial institution is assigned to one of nine categories based on the institution's capital ratios and supervisory evaluations, and the premium paid by the institution is based on the category. Under the present schedule institutions in the highest of the three capital categories and the highest of three supervisory categories pay no premium and institutions in the lowest of these categories pay $0.27 per $100 of deposits. Currently, the Bank pays no FDIC insurance premium under this schedule.

     In addition, beginning January 1, 1997, insured depository institutions are subject to an additional FDIC assessment to pay for the cost of funding for the Financing Corporation (a governmental entity established to fund past financial assistance provided to insured savings associations). The assessment is based on deposit levels and, for insured commercial banks such as the Bank, is currently approximately 1.26 basis points.

     The FDIC is authorized to raise insurance premiums in certain circumstances. Any increase in premiums would have an adverse effect on the Bank's and the Corporation's earnings.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by a bank's federal regulatory agency.

  CROSS GUARANTEES

     Under the FDIA, a financial institution insured by the FDIC that is under common control with a failed or failing FDIC-insured institution can be required to indemnify the FDIC for losses resulting from the insolvency of the failed institution, even if this causes the affiliated institution also to become insolvent. Any obligation or liability owed by an insured subsidiary depository institution to its parent company is subordinate to the subsidiary's cross-guarantee liability with respect to commonly controlled insured depository institutions and to the rights of depositors.

  COMMUNITY REINVESTMENT ACT AND FAIR LENDING REQUIREMENTS

     The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and CRA activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

REGULATION OF HSBC

     The Corporation's parent company, HSBC, is an international banking and financial services organization with major commercial and investment banking franchises operating in Asia, Europe, the Americas and the Middle East. HSBC and various of its subsidiaries are subject to extensive regulation, examination and supervision by banking regulators, securities regulators and other authorities in various countries.

     In the United States, several of HSBC's overseas subsidiary banks operate branches or representative offices, including in the states of New York, Illinois, Texas, Oregon and Washington. These branch offices (and, in some cases, representative offices) are licensed and examined by state banking authorities in which they are located and are subject to extensive regulation under state banking laws. In addition, the U.S. branches and representative offices are subject to supervision and examination by the Federal Reserve Board under the federal International Banking Act of 1978, as amended. Federal and state regulations on U.S. branches cover a broad range of issues, including loans, investments, deposits, reserve requirements, lending limits, asset pledge and maintenance requirements, reporting requirements and numerous other matters.

                                USE OF PROCEEDS

     The Corporation intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include one or more of the following: investments in and advances to the Corporation's subsidiaries, including the Bank; financing future acquisitions of financial institutions, as well as banking and other assets; and the redemption of certain of the Corporation's outstanding securities. The precise amounts and timing of the application of proceeds used for such corporate purposes will depend upon funding requirements and the availability of other funds to the Corporation and its subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Securities offered hereby are to be issued under an Indenture, dated as of October 24, 1996 between the Corporation and Bankers Trust Company, ("Bankers Trust" or the "Trustee"), as Trustee (the "Senior Indenture") and the Subordinated Securities offered hereby are to be issued under an Indenture, dated as of October 24, 1996, as amended on December 12, 1996, between the Corporation and Bankers Trust, as Trustee (the "Subordinated Indenture" and collectively with the Senior Indenture, the "Indentures"). Copies of the Indentures are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and such summaries are qualified in their entirety by reference to all of the provisions of the Indentures, including the definitions therein of certain terms. Whenever particular sections, articles or defined terms of the Indentures are referred to, such provisions or definitions are incorporated herein by reference.

     Because the Corporation is a holding company, its rights and the rights of its creditors, including the Holders of the Debt Securities, to participate in the assets of any subsidiary, including the Bank, upon the subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary.

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder. Debt Securities may be issued thereunder in series up to the aggregate principal amount which may be authorized from time to time by the Corporation (Section 301). The Debt Securities will be unsecured obligations of the Corporation (Section 113). The Senior Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Securities will be subordinate in right of payment as described below under "Subordination."

     The Debt Securities may be issued in one or more separate series of Senior Securities and/or one or more separate series of Subordinated Securities. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of such Debt Securities, including, where applicable (Section 301):

          (1) the title of such Debt Securities (which shall distinguish such Debt Securities from all other series of Debt Securities), which may include medium-term notes;

          (2) the limit, if any, on the aggregate principal amount or aggregate initial offering price of the Debt Securities;

          (3) the dates on which or periods during which such Debt Securities will be issued, and the dates on, or the range of dates within, which the principal of (and premium, if any, on) such Debt Securities will be payable;

          (4) the rate or rates at which the Debt Securities will bear interest, if any, which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined, and the date or dates from which such interest, if any, will accrue;

          (5) the date or dates on which such interest, if any, on the Debt Securities will be payable and the regular record date, if any, for such Interest Payment Dates or the method by which such date or dates will be determined;

          (6) the place or places where (i) the principal of and premium, if any, and any interest on the Debt Securities will be payable, (ii) Debt Securities may be surrendered for registration of transfer, (iii) Debt Securities may be surrendered for exchange, and (iv) notices to or upon the Corporation in respect of the Debt Securities of the series and any Indenture may be served;

          (7) the period or periods within which, the price or prices at which, the Debt Securities may, pursuant to any redemption provision, be redeemed, in whole or in part, and the other detailed terms and provisions of any such redemption provisions;

          (8) if other than denominations of $1,000 and any integral multiples thereof, the denominations in which any Debt Securities will be issuable;

          (9) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

          (10) if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of Debt Securities that will be payable upon declaration of acceleration of the Maturity thereof;

          (11) any index, formula or other method (including a method based on changes in the prices of particular securities, currencies, intangibles, goods, articles or commodities) used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the Debt Securities;

          (12) whether such Debt Securities are Senior Securities or Subordinated Securities, or include both;

          (13) whether provisions relating to defeasance and covenant defeasance will be applicable to such series of Debt Securities;

          (14) any provisions granting special rights to Holders of Debt Securities upon the occurrence of specified events;

          (15) any modifications, deletions or additions to the Events of Default or covenants of the Corporation with respect to the Debt Securities;

          (16) whether any Debt Securities are issuable initially in temporary or permanent global form and, if so (i) whether (and the circumstances under which) beneficial owners of interests in permanent global Debt Securities may exchange their interests for Debt Securities of like tenor of any authorized form and denomination, and (ii) the identity of any initial depositary for such global Debt Securities;

          (17) the date as of which any temporary global Debt Security will be dated if other than the original issuance date of the first Debt Security of that series to be issued;

          (18) the Person to whom any interest on any registered Debt Securities will be payable, if other than the Registered Holder, and the extent to which and manner that any interest payable on a temporary global Debt Security will be paid if other than as specified in the Indentures;

          (19) the form and/or terms of certificates, documents or conditions, if any, for Debt Securities to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such Series); and

          (20) any other terms, conditions, rights and preferences (or limitations on such rights or preferences) relating to the Debt Securities (which terms shall not be inconsistent with the provisions of the applicable Indenture and the Trust Indenture Act).

     If the amount of payments of principal of and premium, if any, or any interest on Debt Securities is determined with reference to any type of index or formula or changes in prices of particular securities, currencies, intangibles, goods, articles or commodities, the Federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula, securities, currencies, intangibles, goods, articles or commodities will be described in the Prospectus Supplement relating thereto.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Debt Securities will be described in the Prospectus Supplement relating thereto.

REGISTRATION AND TRANSFER

     Unless otherwise provided in the Prospectus Supplement, each series of Debt Securities will be issued only in registered form ("Registered Securities") (Section 302). Unless provided for in the Prospectus Supplement, Marine Midland Bank will serve as the initial Securities Registrar. Unless otherwise provided in the Prospectus Supplement, Registered Securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by the Corporation or the Security Registrar) or exchanged for other Debt Securities of the same series at the Corporate Trust Office of the Trustee in New York City. Such transfer or exchange shall be made without service charge, but the Corporation may require payment of any tax or other governmental charge as described in the applicable Indenture (Sections 301, 305, 1202).

     Unless otherwise indicated in the Prospectus Supplement, Registered Securities, other than Registered Securities issued in global form which may be of any denomination, will be issued without coupons and in denominations of $1,000 or integral multiples thereof (Section 302).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary or common depositary (the "Common Depositary") identified in the applicable Prospectus Supplement. Global Securities may only be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Common Depositary for such Global Security to its nominee or another nominee or by a nominee to the Common Depositary or another nominee or by the Common Depositary or any nominee to a successor Common Depositary or any nominee of such successor (Sections 303, 305).

     Principal and interest payments on the Global Securities registered in the name of the Common Depositary or its nominee will be made to the Common Depositary or its nominee, as the case may be, as the registered owner of such Global Securities. Under the terms of the Indentures, the Corporation and the Paying Agents will treat the persons in whose names the Global Securities are registered as the owners of such Global Securities for the purpose of receiving payment of principal and interest on such Global Securities and for all other purposes whatsoever. Therefore, neither the Corporation nor the Paying Agents has any direct responsibility or liability for the payment of principal of or interest on the Global Securities to owners of beneficial interests in the Global Securities.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the Prospectus Supplement, payment of principal of and premium, if any, and interest, if any, on the Securities will be made at the corporate trust office of the Trustee in New York

City or at the corporate offices of Marine Midland Bank in New York City, except that, at the option of the Corporation, interest may be paid by mailing a check to the address of the person entitled thereto as such address appears in the Security Register. (Sections 301, 307, 1202).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under each Indenture, the Corporation, without the consent of the Holders of any of the Debt Securities outstanding under the applicable Indenture, may consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person provided that: (i) the successor is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the successor corporation expressly assumes, by an indenture supplemental to the applicable Indenture, the Corporation's obligation for the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Debt Securities under the applicable Indenture and the performance of every covenant of the applicable Indenture; (iii) after giving effect to the transaction, no Event of Default under the Senior Indenture and no Default under the Subordinated Indenture, and no event which, after notice or lapse of time, or both, would become an Event of Default or a Default, as the case may be, shall have happened and be continuing; and (iv) certain other conditions are met (Section 1001).

MODIFICATION AND WAIVER

     Each Indenture provides that modification or amendments of the Indentures may be made by the Corporation and the Trustee, with the consent of the Holders of 66 2/3 percent in principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or rate or amount of interest, if any, on, or any premium payable upon the redemption of any Debt Security; (c) reduce the amount of principal of any Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or the amount provable in bankruptcy; (e) adversely affect any right of repayment at the option of any Holder of any Debt Security; (f) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security; (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or Repayment Date); (h) reduce the percentage of principal amount of outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indentures, or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults and their consequences, or reduce the requirements for quorum or voting by the Holders; or (i) modify certain provisions of the Indentures except to increase the percentage of Holders required to consent thereon to amendment or modification thereof or to provide that certain other Indenture provisions cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby (Section 1102).

     The Holders of 66 2/3 percent in principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Corporation with certain terms, conditions, or provisions of the Indentures (Section 1205). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indentures with respect to Debt Securities of that series and its consequences, except a default in the payment of principal or premium, if any, or interest, if any, or in respect of a covenant or provision which under Article XI of each Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected (Section 513).

     Each Indenture provides that, in determining whether the Holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders for quorum purposes, and for making calculations required under Section 313 of the Trust Indenture Act: (a) the principal amount of a Discount Security that may be counted in making such determination or calculation and that shall be deemed to be outstanding shall be the amount of principal thereof that would be due and payable as of the time of such determination upon acceleration of the Maturity thereof; and (b) the principal amount of any indexed Debt Security that may be counted in making such determination or calculation and that shall be deemed outstanding for such purpose shall be equal to the principal face amount of such indexed Debt Security at original issuance, unless otherwise provided with respect to such Debt Security (Section 101).

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide that the Corporation may elect (a) to defease and be discharged from its obligations with respect to any Debt Securities of or within a series (except the obligations to register the transfer of or exchange such Debt Securities; to replace temporary or mutilated, destroyed, lost or stolen Debt Securities; to maintain an office or agency in respect of such Debt Securities; and to hold moneys for payment in trust) ("defeasance") or (b) with respect to the Senior Indenture, to be released from its obligations with respect to such Debt Securities under Section 1001 of the Senior Indenture or, if provided pursuant to Section 301 of the Senior Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default under the Senior Indenture with respect to such Debt Securities ("covenant defeasance"), in either case by (a) depositing irrevocably with the Trustee as trust funds in trust (i) money in an amount, or (ii) U.S. Government Obligations (as defined below) in an amount which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one business day before the due date of any payment, money in an amount, or (iii) a combination of dollars in cash and U.S. Government Obligations sufficient to pay the principal of and premium, if any, and interest, if any, on the Debt Securities of such series on the dates such installments of interest or principal and premium and any similar payments applicable to such Debt Securities are due and (b) satisfying certain other conditions precedent specified in the Indentures. Such deposit and termination is conditioned among other things upon the Corporation's delivery of an Opinion of Counsel that the Holders of the Debt Securities of such series will have no U.S. federal income tax consequences as a result of such deposit and termination and an Officer's Certificate that all conditions precedent to the defeasance have been met (Article XIV).

     Defeasance of the Corporation's obligations with respect to Subordinated Securities is subject to the prior written approval of the Federal Reserve Board and the Bank of England (Subordinated Indenture, Section 1402).

     If the Corporation exercises its covenant defeasance option with respect to any series of Senior Securities and such Senior Securities are declared due and payable because of the occurrence of any Event of Default other than with respect to a covenant as to which there has been covenant defeasance as described above, the money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Senior Securities at their Stated Maturity but may not be sufficient to pay amounts due on such Senior Securities at the time of acceleration relating to such Event of Default. However, the Corporation would remain liable to make payment of such amounts due at the time of acceleration.

     The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within any particular series.

     Unless otherwise specified in the Prospectus Supplement, "U.S. Government Obligations" means securities that are (i) direct obligations of the United States government or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States government, the timely payment of which is unconditionally guaranteed by such government, which, in either case, are full faith and credit obligations of such government payable in dollars and are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest or principal of the U.S. Government Obligation evidenced by such depositary receipt (Section 1402).

REGARDING THE TRUSTEE

     Bankers Trust, the Trustee under the Indentures, has its principal corporate trust office at 4 Albany Street, 4th Floor, New York, New York 10006. The Corporation and its banking subsidiaries maintain banking relationships with the Trustee.

SENIOR SECURITIES

     The Senior Securities will be direct unsecured obligations of the Corporation and will constitute Senior Indebtedness (as defined below under "-- Subordinated Securities -- Subordination") ranking on a parity with the other Senior Indebtedness of the Corporation.

  EVENTS OF DEFAULT

     The following will be Events of Default under the Senior Indenture with respect to Senior Securities of any series: (a) failure to pay principal or premium, if any, on any Senior Security of that series at Maturity; (b) failure to pay any interest on any Senior Security of that series when due and payable, continued for 30 days; (c) failure to perform any covenant or warranty of the Corporation in the Senior Indenture (other than a covenant or warranty included in the Senior Indenture solely for the benefit of series of Senior Securities other than that series), continued for 60 days after written notice as provided in the Senior Indenture; (d) default under any bond, debenture, note, mortgage, indenture, other instrument or other evidence of Indebtedness for Money Borrowed in an aggregate principal amount exceeding $5 million by the Corporation or the Bank or its successors (including a default with respect to Senior Securities of another series) under the terms of the instrument or instruments by or under which such indebtedness is evidenced, issued or secured, which default results in the acceleration of such indebtedness, if such acceleration is not rescinded or annulled, or such indebtedness is not discharged, within ten days after written notice as provided in the Senior Indenture; (e) certain events in bankruptcy, insolvency or reorganization of the Corporation or receivership of the Bank and (f) any other Event of Default provided with respect to Senior Securities of that series (Senior Indenture, Section 501).

     If an Event of Default with respect to Senior Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of at least 25 percent in aggregate principal amount of the outstanding Senior Securities of that series may declare the principal amount (or, if the Securities of that series are Discount Securities or Indexed Securities, such portion of the principal amount of such Senior Securities as may be specified in the terms thereof) of and all accrued but unpaid interest on all the Senior Securities of that series to be due and payable immediately, by a written notice to the Corporation (and to the Trustee, if given by Holders), and upon any such declaration such principal amount (or specified amount) and interest shall become immediately due and payable. At any time after a declaration of acceleration with respect to Senior Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of outstanding Senior Securities of that series may, under certain circumstances, rescind and annul such declaration and its consequences, if all Events of Default have been cured, or if permitted, waived, and all payments due (other than those due as a result of acceleration) have been made or provided for (Senior Indenture, Section 502).

     The Senior Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the Holders of Senior Securities of any series, unless such Holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred (Senior Indenture, Sections 601, 603). Subject to certain provisions, the Holders of a majority in principal amount of the Outstanding Senior Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Securities of that series (Senior Indenture, Section 512).

     The Corporation is required to deliver to the Trustee annually an Officers' Certificate as to its performance and observance of any of the terms, provisions and conditions with respect to certain provisions in the Senior Indenture and as to the absence of any default (Senior Indenture, Section 1206).

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Corporation. The obligations of the Corporation pursuant to the Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness as defined below under "-- Subordination."

     The maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or insolvency of the Corporation or the receivership of the Bank. See "-- Events of Default; Defaults" below.

  SUBORDINATION

     The obligation of the Corporation to make any payment on account of the principal of or premium, if any, and interest, if any, on the Subordinated Securities will be subordinate and junior in right of payment to the Corporation's obligations to the holders of Senior Indebtedness of the Corporation to the extent described in the next paragraph. (Subordinated Indenture, Section 1501). "Senior Indebtedness" of the Corporation is defined in the Subordinated Indenture to mean "Indebtedness for Money Borrowed" of the Corporation, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except "Indebtedness Ranking on a Parity with the Debt Securities" or "Indebtedness Ranking Junior to the Debt Securities" and any deferrals, renewals or extensions of such Senior Indebtedness (Subordinated Indenture, Section 101). "Indebtedness for Money Borrowed" of the Corporation is defined in the Subordinated Indenture as (a) any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (b) similar obligations arising from off-balance sheet guarantees and direct credit substitutes, (c) obligations associated with derivative products, such as interest-rate and foreign-exchange-rate contracts, commodity contracts and similar arrangements, and (d) any deferred obligations for the payment of the purchase price of property or assets (Subordinated Indenture, Section 101). "Indebtedness Ranking on a Parity with the Debt Securities" is defined in the Subordinated Indenture to mean Indebtedness for Money Borrowed of the Corporation, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Subordinated Securities in the right of payment upon the happening of any event of the kind specified in the next paragraph. Indebtedness Ranking on a Parity with the Debt Securities includes the Corporation's:

          (i) Floating Rate Subordinated Capital Notes due March 1999 issued under an indenture dated as of April 1, 1987 between the Corporation and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee;

          (ii) Floating Rate Subordinated Notes due December 2000 issued under an indenture dated December 12, 1985 between the Corporation and The Chase Manhattan Bank (formerly known as The Chase Manhattan Bank, National Association), as trustee;

          (iii) Floating Rate Subordinated Notes due December 2009 issued under an indenture dated December 15, 1984 between the Corporation and The Chase Manhattan Bank (formerly known as The Chase Manhattan Bank, National Association), as trustee; and

          (iv) 7.00% Subordinated Notes due November 1, 2006 issued under an indenture dated October 24, 1996, as amended on December 12, 1996, between the Corporation and Bankers Trust, as trustee.

     "Indebtedness Ranking Junior to the Debt Securities" is defined in the Subordinated Indenture to mean any Indebtedness for Money Borrowed of the Corporation, whether outstanding on the date of execution of the

Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Subordinated Securities (and any other Indebtedness Ranking on a Parity with the Subordinated Securities) in right of payment upon the happening of any event of the kind specified in the first sentence of the next paragraph. Indebtedness Ranking Junior to the Debt Securities includes in the Corporation's:

          (i) 7.808% Junior Subordinated Deferrable Debentures due December 15, 2026 issued under an indenture dated December 15, 1996 between the Corporation and Bankers Trust, as trustee, in connection with the issuance of the 7.808% Capital Securities issued by HSBC Americas Capital Trust I and guaranteed by the Corporation; and

          (ii) 8.38% Junior Subordinated Deferrable Debentures due May 15, 2027 issued under an indenture dated May 15, 1997 between the Corporation and Bankers Trust, as trustee, in connection with the issuance of the 8.38% Capital Securities issued by HSBC Americas Capital Trust II and guaranteed by the Corporation.

     In the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Corporation as a whole, whether voluntary or involuntary, all obligations of the Corporation to Holders of Senior Indebtedness of the Corporation shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, if any, on the Subordinated Securities of any series. In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest, if any, on, any Senior Indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing, or would occur as a result of certain payments, permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, then, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, no payment of principal of, or premium, if any, or interest, if any, on the Subordinated Securities, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the Subordinated Securities, shall be made by the Corporation (Subordinated Indenture, Sections 1501, 1503).

     Any Prospectus Supplement relating to an issuance of Subordinated Securities will set forth (as of the most recent practicable date) the aggregate amount of outstanding Senior Indebtedness and any limitation on the issuance of additional Senior Indebtedness.

     Holders of Subordinated Securities, by their acceptance of such Subordinated Securities, shall be deemed to have irrevocably waived any rights such Holders may have to counterclaim or set off amounts owed by such Holders to the Corporation against amounts owed to such Holders by the Corporation under the Subordinated Indenture or to institute proceedings in respect of such amounts (Subordinated Indenture, Section 1501).

     By reason of such subordination in favor of the holders of Senior Indebtedness of the Corporation, in the event of the insolvency of the Corporation, holders of Senior Indebtedness of the Corporation may receive more, ratably, and Holders of the Subordinated Securities having a claim pursuant to the Subordinated Securities may receive less, ratably, than the other creditors of the Corporation.

  REDEMPTION

     No redemption, defeasance or early repayment of amounts owed under the Subordinated Securities, including purchases of capital notes by the Corporation or its subsidiaries or at the option of Holders of Subordinated Securities, may be made without the prior written consent of the Federal Reserve Board and the Bank of England (Subordinated Indenture, Section 1302). Such consent by the Bank of England and the Federal Reserve Board will depend on the Bank of England and the Federal Reserve Board being satisfied that the Corporation's capital is adequate and is likely to remain. Ordinarily, the Federal Reserve Board would permit such a redemption if the Subordinated Securities were redeemed with the proceeds of a sale of, or replaced with a like amount of, a similar or higher quality capital instrument and the bank holding company's capital position is considered fully adequate.

  EVENTS OF DEFAULT; DEFAULTS

     The only Events of Default under the Subordinated Indenture with respect to Subordinated Securities of any series will be certain events in bankruptcy or insolvency of the Corporation or the receivership of the Bank (Subordinated Indenture, Section 501).

     If an Event of Default with respect to Subordinated Securities of any series at the time Outstanding occurs and is continuing, the Trustee or the Holders of at least 25 percent in principal amount of the Outstanding Subordinated Securities of that series may declare the principal amount of (or, if any of the Subordinated Securities of that series are Discount Securities or Indexed Securities, such portion of the principal amount of such Subordinated Securities as may be specified in the terms thereof) and all accrued but unpaid interest on all the Subordinated Securities of that series to be due and payable immediately, by a written notice to the Corporation (and to the Trustee, if given by Holders), and upon any such declaration such principal amount (or specified amount) and interest shall become immediately due and payable (Subordinated Indenture, Section 502). The foregoing provision would, in the event of the bankruptcy or insolvency of the Corporation, be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the Holders of the Subordinated Securities. At any time after a declaration of acceleration with respect to the Subordinated Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of Outstanding Subordinated Securities of that series may, under certain circumstances, rescind and annul such acceleration but only if all Defaults have been remedied, or if permitted, waived and if certain other conditions have been satisfied (Subordinated Indenture, Sections 502, 513).

     The following events will be Defaults under the Subordinated Indenture with respect to Subordinated Securities of any series: (a) an Event of Default with respect to such series of Subordinated Securities; (b) failure to pay principal or premium, if any, on any Subordinated Security of that series at Maturity, continued for seven days; and (c) failure to pay any interest, if any, on any Subordinated Security of that series when due and payable, continued for 30 days (Subordinated Indenture, Section 503).

     If the Corporation does not pay any installment of interest on the Subordinated Securities of any series on the applicable Interest Payment Date or all or any part of any installment of principal thereof at the Stated Maturity with respect to such principal, the obligation to make such payment and such Interest Payment Date or Stated Maturity, as the case may be, shall be deferred until (i) in the case of a payment of interest, the date upon which a dividend is paid on any class of share capital of the Corporation and (ii) in the case of a payment of principal, the first Business Day after the date that falls six months after the original Stated Maturity with respect to such principal. Failure by the Corporation to make any such payment prior to such deferred Interest Payment Date or Stated Maturity shall not constitute a default by the Corporation or otherwise allow any holder to sue the Corporation for such payment or to take any other action. Each payment so deferred will accrue interest at the rate per annum shown on the front cover of the applicable Prospectus Supplement. Any payment so deferred shall not be treated as due for any purpose (including, without limitation, for the purposes of ascertaining whether or not a Default has occurred until the deferred Interest Payment Date or Stated Maturity, as the case may be). Any such deferral shall take place only once with respect to any payment of interest or principal.

     The maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or insolvency of the Corporation or the receivership of the Bank. There will be no right of acceleration of the payment of principal of the Subordinated Securities of any series upon a default in the payment of principal of or premium, if any, or interest, if any, or a default in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture or any Default other than an Event of Default. If a Default with respect to the Subordinated Securities of any series occurs and is continuing, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the Holders of Subordinated Securities of such series or the performance of any covenant or agreement in the Subordinated Indenture (Subordinated Indenture, Section 503).

     The Subordinated Indenture provides that, subject to the duty of the Trustee upon the occurrence of a Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the Holders of Subordinated Securities of any series unless such Holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred. (Subordinated Indenture, Sections 601, 603). Subject to certain provisions, the Holders of a majority in principal amount of the Outstanding Subordinated Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Securities of that series (Subordinated Indenture, Section 507).

     The Corporation is required to furnish to the Trustee annually an Officer's Certificate as to the performance and observance by the Corporation of certain of the terms, provisions and conditions under the Subordinated Indenture and as to the absence of default (Subordinated Indenture, Section 1204).

REPLACEMENT DEBT SECURITIES

     Unless otherwise provided for in the applicable Prospectus Supplement, if a Debt Security of any series is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office of the Trustee in the City and State of New York upon payment by the Holder of such expenses as may be incurred by the Corporation and the Trustee in connection therewith and the furnishing of such evidence and indemnity as the Corporation and such Trustee may require. Mutilated Debt Securities must be surrendered before new Debt Securities will be issued (Section 306).

NOTICES

     Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register, and any notice so mailed shall be deemed to have been received by such Holder, whether or not such Holder actually receives such notice (Section 105).

                         DESCRIPTION OF PREFERRED STOCK

     The following summary contains a description of certain general terms of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation"), and the Certificate of Designation, Powers, Preferences and Relative, Participating, Optional or other Rights and the Qualifications, Limitations or Restrictions (the "Certificate of Designation") establishing each particular series of the Preferred Stock, a copy of which will be filed with the Commission at or prior to the time of the sale of such series of Preferred Stock.

GENERAL

     Under the Certificate of Incorporation, the Board of Directors of the Corporation is authorized, without further stockholder action, to provide for the issuance of up to (i) 49,158 shares of cumulative preferred stock, without par value and (ii) up to 10,000,000 shares of preferred stock, par value $1.00 per share, in each case in one or more series, having such designations or titles; dividend rates; special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of the Corporation; any redemption or purchase account provisions; any conversion provisions; and any voting rights thereof, as shall be set forth in the Certificate of Designation for each such series. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof shall have no preemptive rights in connection therewith.

     In connection with its acquisition of CTUS described under the heading "The Corporation," the Corporation issued a series of Preferred Stock consisting of 100 shares, par value of $1.00 per share, (the "Series X Preferred Stock") to CT Financial Services Inc., the parent of CTUS. The Series X Preferred Stock provides for, and only for, a contingent dividend or redemption equal to the amount of recovery, net of taxes and costs, if any, by the Bank as successor to First Federal resulting from the pending action originally brought by First Federal against the United States government alleging breaches by the government of contractual obligations to First Federal following passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

     On March 31, 1997, the Corporation redeemed 1,916,950 outstanding shares of Adjustable Rate Cumulative Preferred Stock and 22,154 outstanding shares of $5.50 Cumulative Preferred Stock. The shares of Adjustable Rate Cumulative Preferred Stock were redeemed at $50 per share plus accrued and unpaid dividends of $0.75 per share. The shares of $5.50 Cumulative Preferred Stock were redeemed at $100 per share plus accrued and unpaid dividends of $1.375 per share.

     The liquidation preference of any series of the Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Corporation and other factors that generally influence the market prices of securities.

RANK

     Any series of the Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation and with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank junior to the Preferred Stock (collectively referred to as the "Junior Securities"); (ii) on a parity with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank on a parity with the Preferred Stock, (collectively referred to as the "Parity Securities"); and (iii) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank senior to the Preferred Stock (collectively referred to as the "Senior Securities"). As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

     Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Dividends will be payable to holders of record of the Preferred Stock as they appear on the books of the Corporation on such record dates, as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities unless dividends shall have been paid or set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock shall share dividends pro rata with the Parity Securities. If dividends are cumulative, any accumulated unpaid dividends will not bear interest.

REDEMPTION

     A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Corporation or the holder thereof upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Corporation or by any other method determined to be equitable by the Board of Directors.

     On and after a redemption date, unless the Corporation defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may not redeem shares of preferred stock which constitute Tier 1 capital for purposes of the Federal Reserve Board's risk-based capital requirements without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would permit such a redemption if (1) the shares are redeemed with the proceeds of a sale by the bank holding company of, or replaced by a like amount of, common stock or perpetual preferred stock and the bank holding company's capital position is considered fully adequate or (2) the Federal Reserve Board determines that the bank holding company's capital position after such redemption would clearly be adequate and that its condition and circumstances warrant the reduction of a source of permanent capital.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock that ranks senior to the Junior Securities will be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution is made on any Junior Securities, including common stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Securities will share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation. However, neither (i) the merger or consolidation of the Corporation with or into one or more corporations pursuant to any statute which provides in effect that the stockholders of the Corporation shall continue as stockholders of the continuing or combined corporation nor (ii) the acquisition by the Corporation of assets or stock of another corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

VOTING RIGHTS

     Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will have no voting rights.

     Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of Preferred Stock of the Corporation became entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over the Corporation) may then be subject to regulation as a bank holding company in accordance with the BHCA, as amended. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

                               CAPITAL SECURITIES

     The following summary relates to securities that have previously been issued by trust subsidiaries of the Corporation and are not being issued under this Registration Statement.

     As of the date hereof, the Corporation has outstanding, issued through trust subsidiaries, $200,000,000 of 7.808% guaranteed mandatorily redeemable preferred securities ("Capital Securities") due 2026 and $200,000,000 of 8.38% Capital Securities due 2027. These Capital Securities are guaranteed by the Corporation and represent preferred beneficial ownership interests in the assets of the trusts, all of whose outstanding common shares are held by the Corporation. The sole asset of the trusts consist of Junior Subordinated Deferrable Debentures of the Corporation.

     The Capital Securities are redeemable at the option of the Corporation in the case of a specified tax event or regulatory capital event at a prepayment price equal to the greater of (i) 100% of the principal amount of the Capital Securities or (ii) the sum of the present values of a stated percentage of the principal amount of the Capital Securities plus the remaining scheduled payments of interest thereon from the prepayment date. In the absence of a regulatory capital event, the 7.808% Capital Securities are redeemable at the option of the Corporation on December 15, 2006 and during the first 12 months thereafter at a premium of 3.904%, at varying lesser amounts thereafter and without premium after December 15, 2016. Similarly, the 8.38% Capital Securities are redeemable at the option of the Corporation on May 15, 2007 and during the first 12 months thereafter at a premium of 4.19%, at varying lesser amounts thereafter and without premium after May 15, 2017.

                              PLAN OF DISTRIBUTION

     The Corporation may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents which solicit to receive offers on behalf of the Corporation or through dealers or through a combination of any such methods of sale. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of the underwriters, the purchase price of such Securities and the proceeds to the Corporation from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Securities may be listed.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased.

     The Corporation may, from time to time, authorize agents acting on a best efforts basis as agents of the Corporation to solicit or receive offers to purchase the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Corporation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents participating in a distribution of the Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Corporation) may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Corporation, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The Corporation may agree to reimburse underwriters or agents for certain expenses incurred in connection with the distribution of the Securities.

     If so indicated in the applicable Prospectus Supplement, the Corporation will authorize agents or dealers acting as the Corporation's agents to solicit offers by certain institutions to purchase Securities from the Corporation at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Corporation. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Corporation shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Corporation. Any remarketing firm will be identified and the terms of its agreement, if any, with the Corporation and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

     Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, the Corporation in the ordinary course of business.

     HSBC Securities, Inc., an affiliate of the Corporation, may be a managing underwriter, underwriter, market-maker or agent in connection with any offer or sale of the Securities. Each offering of the Securities will be conducted in compliance with any applicable requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the underwriting by HSBC Securities, Inc. of the securities of an affiliate. In addition, this Prospectus may be used by HSBC Securities, Inc. in connection with offers and sales related to market-making activities. HSBC Securities, Inc. may act as principal or agent in any such transactions. Such sales will be made at negotiated prices related to the prevailing market prices at the time of sale.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of the Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of the Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     The Corporation, directly or through its affiliates, may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Corporation is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts), or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY SECURITIES SHOULD CONSULT WITH ITS COUNSEL.

                                 LEGAL OPINIONS

     The validity of the Securities offered hereby will be passed upon for the Corporation by Cleary, Gottlieb, Steen & Hamilton, special counsel to the Corporation, and for the Underwriters by ________.

                                    EXPERTS

     The consolidated balance sheets of the Corporation as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and the consolidated balance sheets of the Bank as of December 31, 1996 and 1997 contained in the Corporation's 1997 Form 10-K have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing. To the extent that KPMG audits and reports on consolidated financial statements of the Corporation and the Bank issued on future dates and consents to the use of such reports in this registration statement, such consolidated financial statements also will be incorporated by reference in this registration statement in reliance upon KPMG's reports and upon such authority.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses in connection with the issuance and distribution of the securities being registered other than underwriting compensation are as follows:

SEC registration fee........................................  $  151,285
Rating agency fees..........................................  $  500,000
Printing and engraving expenses.............................  $   50,000
                                                              ----------
Accountants' fees and expenses..............................  $   60,000
Trustees' fees and expenses.................................  $   30,000
Blue sky fees and expenses..................................  $   10,000
NASD fee....................................................  $   30,500
Legal fees and expenses.....................................  $  250,000
Miscellaneous...............................................  $   50,000
                                                              ----------
Total.......................................................  $1,131,785
                                                              ==========

---------------
All the above amounts except the SEC registration fee and the NASD fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     The registrant has entered into indemnification agreements with each of its directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that such person is or was a director or officer or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted under Delaware law). An individual may not be indemnified if such person is found not to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, except to the extent Delaware law permits broader contractual indemnification. These indemnification agreements provide procedures, presumptions and remedies which substantially strengthen the indemnification rights beyond those provided by the registrant's Certificate of Incorporation (the "Certificate") and by Delaware law.

     The Certificate provides that each person who was or is made a party to, or is involved in, any action, suit, proceeding or claim by reason of the fact that he or she is or was a director, officer or employee of the registrant (or is or was serving at the request of the registrant as a director, officer, trustee, employee or agent of any other enterprise including service with respect to employee benefit plans) shall be indemnified and held harmless by the registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts to be paid in settlement incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

     The rights to indemnification and the payment of expenses provided by the Certificate do not apply to any action, suit, proceeding or claim initiated by or on behalf of a person otherwise entitled to the benefit of such provisions. Any person seeking indemnification under the Certificate shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. The registrant has provided in the Certificate that its directors shall be exculpated from liability as provided under Delaware law.

     The Corporation maintains insurance policies covering liabilities of directors and officers to the extent not covered by indemnification from the Corporation, subject to the conditions and exclusions of the policies, deductible provisions, a maximum amount of coverage of L100 million and disputes with insurers about availability of coverage.

     For the undertaking with respect to indemnification, see Item 17 herein.

     See the Form of proposed Underwriting Agreement filed as Exhibit 1(a) for certain indemnification provisions.

ITEM 16. EXHIBITS.

 (1) (a)  --   Form of Underwriting Agreement relating to the Debt
               Securities.
 (4) (a)  --   Restated Certificate of Incorporation of the Corporation, as
               amended through June 12, 1996, incorporated herein by
               reference to Exhibit 3(a) to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 (File No.
               1-2940).
 (4) (b)  --   By-Laws of the Corporation, as amended through June 12,
               1996, incorporated herein by reference to Exhibit 3(b) to
               the Corporation's Annual Report on Form 10-K for the year
               ended December 31, 1995 (File No. 1-2940).
 (4) (c)  --   Senior Indenture, dated as of October 24, 1996, between the
               Corporation and Bankers Trust Company ("Bankers Trust"), as
               Trustee, incorporated herein by reference to the
               Corporation's report on Form 8-K dated November 1, 1996.
 (4) (d)  --   Subordinated Indenture dated as of October 24, 1996, between the Corporation and Bankers Trust, as Trustee (the
               "Subordinated Indenture"), incorporated herein by reference to the Corporation's report on Form 8-K dated November 1,
               1996.
 (4) (e)  --   Supplemental Indenture dated as of December 12, 1996, to the
               Subordinated Indenture, between the Corporation and Bankers
               Trust, as Trustee, incorporated herein by reference to the
               Corporation's report on Form 8-K dated December 20, 1996.
 (5)      --   Opinion of Cleary, Gottlieb, Steen & Hamilton.
(12) (a)  --   Computation of the Corporation's Consolidated Ratio of
               Earnings to Fixed Charges (excluding interest on deposits).
(12) (b)  --   Computation of the Corporation's Consolidated Ratio of
               Earnings to Fixed Charges (including interest on deposits).
(12) (c)  --   Computation of the Corporation's Consolidated Ratio of
               Earnings to Combined Fixed Charges and Preferred Stock
               Dividend Requirements (excluding interest on deposits).
(12) (d)  --   Computation of the Corporation's Consolidated Ratio of
               Earnings to Combined Fixed Charges and Preferred Stock
               Dividend Requirements (including interest on deposits).
(21)      --   Subsidiaries of the Corporation. The Corporation's only
               significant subsidiary, as defined, is Marine Midland Bank, a state bank organized under the laws of New York State.
(23) (a)  --   Consent of KPMG Peat Marwick LLP.
(23) (b)  --   Consent of Cleary, Gottlieb, Steen & Hamilton (included in the opinion filed herewith as Exhibit 5).
(24)      --   Power of Attorney of certain officers and directors.
(25)      --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939 of Bankers Trust, as Trustee.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

     (6) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (7) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of any additional trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on the 26th day of May, 1998.

                                          HSBC AMERICAS, INC.,

                                          By                  *

                                                    (I. Malcolm Burnett)
                                               (President And Chief Executive
                                                          Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                        TITLE                          DATE
                   ---------                                        -----                          ----

                       *                          President, Chief Executive Officer           May 26, 1998
(I. Malcolm Burnett)                              and Director

                       *                          Executive Vice President                     May 26, 1998
(Robert M. Butcher)                               and Chief Financial Officer
                                                  (Principal Financial Officer)

                       *                          Executive Vice President                     May 26, 1998
(Gerald A. Ronning)                               and Controller
                                                  (Principal Accounting Officer)

                       *                          Director                                     May 26, 1998
(James H. Cleave)

                       *                          Director                                     May 26, 1998
(Youssef A. Nasr)

---------------

* The undersigned, by signing his name hereto, does hereby sign this registration statement or amendment on behalf of each of the above indicated directors and officers of HSBC Americas, Inc. pursuant to powers of attorney executed on behalf of each such officer.

By /s/ PHILIP S. TOOHEY
        (Philip S. Toohey, Attorney-In-Fact)

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
   NUMBER                                        EXHIBIT                                 PAGE
  -------                                        -------                             ------------
     (1)(a)      --    Form of Underwriting Agreement relating to the Debt
                       Securities.
     (4)(a)      --    Restated Certificate of Incorporation of the Corporation, as
                       amended through June 12, 1996, incorporated herein by
                       reference to Exhibit 3(a) to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 (File No.
                       1-2940).
     (4)(b)      --    By-Laws of the Corporation, as amended through June 12,
                       1996, incorporated herein by reference to Exhibit 3(b) to
                       the Corporation's Annual Report on Form 10-K for the year
                       ended December 31, 1995 (File No. 1-2940).
     (4)(c)      --    Senior Indenture, dated as of October 24, 1996, between the
                       Corporation and Bankers Trust Company ("Bankers Trust"), as
                       Trustee, incorporated herein by reference to the
                       Corporation's report on Form 8-K dated November 1, 1996.
     (4)(d)      --    Subordinated Indenture dated as of October 24, 1996, between the Corporation and Bankers Trust, as Trustee (the
                       "Subordinated Indenture"), incorporated herein by reference to the Corporation's report on Form 8-K dated November 1,
                       1996.
     (4)(e)      --    Supplemental Indenture dated as of December 12, 1996, to the
                       Subordinated Indenture, between the Corporation and Bankers
                       Trust, as Trustee, incorporated herein by reference to the
                       Corporation's report on Form 8-K dated December 20, 1996.
     (5)         --    Opinion of Cleary, Gottlieb, Steen & Hamilton.
    (12)(a)      --    Computation of the Corporation's Consolidated Ratio of
                       Earnings to Fixed Charges (excluding interest on deposits).
    (12)(b)      --    Computation of the Corporation's Consolidated Ratio of
                       Earnings to Fixed Charges (including interest on deposits).
    (12)(c)      --    Computation of the Corporation's Consolidated Ratio of
                       Earnings to Combined Fixed Charges and Preferred Stock
                       Dividend Requirements (excluding interest on deposits).
    (12)(d)      --    Computation of the Corporation's Consolidated Ratio of
                       Earnings to Combined Fixed Charges and Preferred Stock
                       Dividend Requirements including interest on deposits).
    (21)         --    Subsidiaries of the Corporation. The Corporation's only
                       significant subsidiary, as defined, is Marine Midland Bank, a state bank organized under the laws of New York State.
    (23)(a)      --    Consent of KPMG Peat Marwick LLP.
    (23)(b)      --    Consent of Cleary, Gottlieb, Steen & Hamilton (included in the opinion filed herewith as Exhibit 5).
    (24)         --    Power of Attorney of certain officers and directors.
    (25)         --    Form T-1 Statement of Eligibility under the Trust Indenture
                       Act of 1939 of Bankers Trust, as Trustee.


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